EXHIBIT 10.11

生物高科技-細胞小分子營養食品 Bio-tech Micro Molecules Nutrition Supplement

OPCSpa

A. OPCSpa Characteristics

1. Made from Oligomeric Proanthocyanidins (OPC), 100% herbal extracts;
2. 20 times more efficient than Vitamin C and 60 times more efficient than Vitamin E;
3. Small molecule structure fights the lipid oxidation of cell membranes;
4. Helps fight oxidation and free radicals;
5. Strengthens the human immune system and cell metabolism against cell mutation;

B.OPCSpa Ingredients

Oligomeric Proanthocyanidins (OPCs),Lycopene, Grape Seed Extract, Pycogenol, Green Tea Polyphenols(GTP), Red Wine Extract, HPM (Veg- giecap) , 500mg / capsule.

C.OPCSpa Functions and Effects

As a natural nutrition substance, the product has the following functions:
● Improves the resistance and functions of mi- cro-vessels;
● Improves the resistance of the immune sys- tem;
● Improves the recycling operation of the retina and improves sight;
● Mollifies adverse reactions to inflammations;
● Slows down the aging process and loss of elasticity process of the skin;
● Participates in the prevention of cancer, allergy, aging, inflammation and ulceration.

D. Helpful for the following symptoms

Helps with allergic illnesses, cancer, aging, wrin- kled skin, persistent prostatitis, prostate hyper- trophy,  arthritis,  cataract,  heart  diseases,  se- nile dementia, hypertension, arteriosclerosis, gastric ulcer, athletes trauma, poor immunity, cataract,macular degeneration, nyctalopia, retina diseases, varicosity; vessel diseases, scurvy and urinary system inflammation in chronic diabetes patients, kidney stone and arteriosclerosis.

Target group: students, teachers, computer work- ers, banking staff, drivers, pilots, policemen and computer game fans.

E. Dosage

General dosage: 1-2 capsules each time, two times per day
Intensive dosage: 2-3 capsules each time, three times per day
It has no side effects even after long-term admin- istration. Can be taken during meals.

Understanding the Anti-oxidation Effect of OPCSpa

OPCSpa consists of Pycnogenol and 95% original anthocyanin, which is the most effective antioxi- dant for human cell metabolism and in removing free radicals.  It can be absorbed quickly in the human body.  Researches proved that 80% of the diseases are caused by excessive amount of free radicals, such as allergy and allergic asthma.  Be- ing a difficult problem in modern medical science,

Bio-tech Micro Molecules Nutrition Supplement  生物高科技-細胞小分子營養食品

allergy is troubling many patients. Out of 50 years study, scientists from Europe and America found that the cause to allergy is free radicals, which crack up mast cells and alkali cells, and release genes that cause allergy.  Below is an analysis to the ingredients and effects of OPCSpa:

A.Effects of Oligomeric Proanthocyanidins (OPCs) :

Oligomeric  Proanthocyanidins sight-improving and anti-oxidation capsule is a powerful antioxidant, and is helpful for heart diseases, hardened blood vessels, cancer, glaucoma, cataract, venous tumor, diabetes, and nyctalopia.  It is a perennial shrub that grew originally in North Europe, North America and Canada.  The blackish purple color- ed fruit of Oligomeric Proanthocyanidins, which is often called the “blueberry of Europe,” is easily confused with the blueberry from American.

Research showed that Oligomeric Proanthocyani- dins has a more valuable effective ingredient than the blueberry, i.e. the anthocyanin.  It is because of this reason that the former is extensively used to treat nyctalopia and sight improvement, rather than be made into jam or food materials as the blueberry. The market price of genuine Oligomeric Proanthocyanidins is 25 times the price of its likes. Many anti-oxidation products on the market claim to contain  Oligomeric  Proanthocyanidins,  but  it is only replacements of Oligomeric Proanthocya- nidins.  The composition and effects of these re- placements are quite different from Oligomeric Proanthocyanidins.

Oligomeric Proanthocyanidins is said to be a se- cret weapon among the pilots!  The topic “Oligo- meric Proanthocyanidins improves sight” caught the attention of the scientists was because during the WWII, before the pilots from the Royal British Airforce executed bombing tasks during nights, they would be given drinks containing Oligomeric Proanthocyanidins jam. Research showed that Oligomeric Proanthocyanidins accelerate the re- generation ability of rhodopsin, thus improving the sharpness of sight.  This helped the pilots much, who are expected to judge flying conditions with their eye and to have very good eye sight.

Research on Oligomeric Proanthocyanidins has expanded to the protection of blood vessels and other fields. People now extensively use the an- thocyanin that is rich in the ripened fruits of Oli- gomeric Proanthocyanidins to treat many condi- tions, including bloodpoisoning, urinary system infections, kidney stone, arteriosclerosis, cataract, macular degeneration, nyctalopia, pathological change in the retina, varicosity, and blood vessel conditions in chronic diabetes patients.

Oligomeric Proanthocyanidins and healthy eyes: First, scientists noticed that most of the eye-related problems are caused by conditions in the retina, bone glue or intraocular pressure, all of which can be traced to the blood circulation within the eye. With the increase in age, the metabolism process gets down, and the overuse of the eye causes free radical damages, poor blood circulation and ab- normalities in the smoothness of capillary circula- tion.  Therefore, when the eyeball, being one of the nerve ends, does not receive enough nutrition, the bone glue substances within the eyeball will drop, which affects the elasticity of the eye ball so that it is prone to be distorted or become inelas- tic.  Because of the poor blood circulation, some fluid tends to gather in the eye and causes abnor- mal pressure so that the eye pressure increases, and causes irritation, soreness, or even damages in the eye tissue and the occurrence of glaucoma and cataract.  Therefore, the anthocyanin content in Oligomeric Proanthocyanidins is widely used to maintain the intactness of blood vessels, the elas- ticity in capillaries, as well as normal blood circula- tion and normal eye pressure.  The extract of Oli- gomeric Proanthocyanidins does not produce any side effect, and will not interfere with the general drugs. No side effect is found in pregnant patients or patients in lactation.

B. Effects of Lycopene :

Lycopene fights oxidation and cell tumorigenesis. In March, 1997, during an international academic forum held by American Health Fund in New York, the effects of Lycopene and tomato products in fighting cancer were extensively discussed.  Ex- perts and scholars from all over the world dis- cussed intensively the of tomato and carotenoid, which is also called Lycopene, to the health of the human body. The research teams led by many ex- perts and scholars have proven out of epidemio- logicstudies and experiments that Lycopene helps

生物高科技-細胞小分子營養食品 Bio-tech Micro Molecules Nutrition Supplement the human body fight many cancers, including prostate cancer, breast cancer and cancer in the alimentary canal (such as large intestine cancer, rectum cancer and stomach cancer), as well as reduces the risk of cardio blood vessel conditions.

Lycopene is one of the more than six hundred types of carotene in nature.  It is not in a loop structure, but its ability to remove the singlet oxy- gen free radicals is two times stronger than theβ- carotene, and 100 times stronger than Vitamin E.   Since Lycopene cannot be produced within the human body, we can only get it from our diet. Many fruits contain Lycopene, especially red- colored fruits, such as the pin grapefruit, almond, guava, papaya, and water melon.  However, to- mato remains the best source. Studies show that a hundred kilograms of fresh tomatoes contains about 0.88-4.2mg Lycopene.  The more ripened and red a tomato is, the more Lycopene it con- tains. This figure for pink grapefruit is 3.36mg, for guava 5.4mg, and water melon 4.9mg.

The content of Lycopene depends on the type, growth method, harvesting ripeness and storage conditions of tomatoes. Overseas studies show that the content of Lycopene in the type called Flavourtop is about 4950ug /100g, and in Gold Sunrise only about 21ug /100g.  Tomatoes grown on soils treated with 300kg ammonium nitrate per hectare contain more Lycopene than those grown on soils treated with 100kg ammonium nitrate per hectare.  Red and ripened tomatoes contain 2.5 times more Lycopene than pinkish tomatoes. If stored under 18oC, the pinkish Sunny type toma- toes contain more Lycopene than those stored under 0oC.  Therefore, farmers could choose the right type and fertilization method to increase the content of Lycopene in tomatoes.  As a general customer, you may choose red and ripened toma- toes stored under a temperature of above 0oC.

The research team led by Dr. Giovanucci from Harvard Medical School found that a diet rich of tomato  products  contains  powerful  antioxidant and can thus remove redundant free radicals with- in the body and reduce the risk of prostate cancer. During the six years between 1986 and 1992, re- searchers studied on more than 47 thousand men between the age of 40 and 75, observing their health conditions and dietary habits.  They found that the risk to get prostate cancer for those who took tomato-related products every week was 21% to 34% less than the rest.

Other studies show that the anticancer ability of Lycopene goes beyond the prostate cancer.  Vitro experiments carried out by the Israeli BenGurion University  and  Seroka  Medical  Center  showed that Lycopene also prevents the growth of breast cancer, lung cancer and endothelial cancer cells. Many medical studies from overseas countries also report that Lycopene not only removes free radicals, but reduces the risk of cancer, protects low-concentration lipoproteins from free radicals, lowers the concentration of cholesterol in blood, thus preventing cardio blood vessel conditions.

Researchers from India show that Lycopene helps in improving the sterility in males.  The Lycopene in water melon, grapefruit, tomato and other fruits and some of the shellfishes can increase the quantity of sperms.  The National Medical Asso- ciation of India made a study on 30 sterile men aged between 23 and 45. Researchers found that the content of Lycopene in these men were low, so that they were administered 2mg Lycopene twice daily for three months. After three months, the quantity and activity of sperms produced by them increased evidently.  There was also a case that six sterile men successfully impregnated their spouses after treatment, which proved the direc- tion effect Lycopene has on sterility.   Research- ers report that the oral administration of Lycopene indeed helps to treat sterility caused by uncertain reasons.

C. Effects of Green Tea Polyphenols (GTP) :

Green Tea Polyphenols (GTP) is a general name for Catechins, flavonoids, phenolic acids, Anthocyan and other chemical compounds.  It accounts for 15% to 25% of the total dry weight of tea. The most important content in GTP is catechins. The multiple active –OH base in the molecules of GTP can stop the chain reaction of free radicals within the human body, thus removing the O2-.  It has similar effects of SOD. GTP can remove as much as more than 98% OH- and over-oxidized free radicals, which is more effective than Vitamin E and Vitamin C. GTP protects cell membranes and cell walls, and removes very effectively the over-

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oxidized free radicals in lipids.  GTP restrains and kills bacteria. It can effectively lower the absorp- tion of cholesterol by the large intestine, and pre- vent arteriosclerosis. It is a powerful restraint for HIV reversion enzyme. It improves the immunity, prevents tumor, fights radiation, and slows down the aging process. Toxicological studies show that GTP is safe and toxic-free. Below are some of the ways GTP (primarily catechins) can be used:

1) Anti-oxidation for lipid :
GTP is a natural anti-oxidant for lipid. Its anti- oxidation activeness is better than the artificially synthesized BHA and BHT as well as Vitamin E. It is widely used in the food industry to prevent and delay the oxidation and decay of lipids.

2) Pigment protection :
GTP prevents the degeneration and bleaching of natural pigments and β- carotene. It is said that its effect is 20 times higher than Vitamin C.

3) Deodorant :
As GTP is very effective in removing the odor of methyl mercaptan, it is used in Japan in the mak- ing of deodorant gums and cigarette filters to pre- vent the bad breath of smokers. Researchers have done tests on the excrements of hogs, chicken and human. After two-weeks dietary intake of GTP, the odor of the excrements moderates, because GTP can kill and restrain many stinky bacteria within the intestine.

4) Prevents oxidation and delays aging :
GTP can remove the redundant free radicals with the body, protect the structure of cell membranes, and delay the aging process. A number of experi- ments show that GTP has stronger anti-oxidation activeness than Vitamin E. This effect becomes even more stronger when administered together with Vitamin C and Vitamin E.

5) Anti-cavity :
The anti-cavity effect of tea used to be considered the effect of fluorine in the tea water. Fluorine can replace the hydroxyl in the hydroxylapatite of teeth and become fluorapatite, to give protection to the teeth enamel against the corrosion of acid substances. It is clinically proven that GTP is pow- erful in restraining bacteria that cause cavity, and in reducing tooth plaque and pericoronitis risks, while producing no adverse effects on beneficial microbes in the oral cavity.

6) Antiseptic and anti-virus :
Green tea and scented tea are more antiseptic than red tea.  This has something to do with the amount of GTP in them. Some people believe that the antiseptic effect of GTP comes from the ability of polyphenols to deposit bacterial proteins, which will be denaturalized and deactivated. Modern sci- ence believes that the effect of tea primarily comes from catechin.  Catechin restrains many microbes that are detrimental to human health, such as bot- ulinum toxin, while having no bad effects on the reproduction of microbes that are beneficial to the intestines, such as lactobacillus.  There are clini- cal reports of cases in which tea water is used to treat Shigellosis and to restrain the reproduction of pathogenic bacteria.

7) Lowers blood fat and relieves arteriosclerosis :
GTP plays an important role in fat metabolism of an organism. It effectively restrains the increase of cholesterol content in blood plasma and liver, and helps discharge lipid compounds in excrements. Therefore, it not only prevents arteriosclerosis, but reduces weight and fat. A study team from a medi- cal university gave away GTP medicines to 200 people in 4 groups. After a ten-month administra- tion, the team conducted a double blind control ex- periment, and found that GTP lowered the content of cholesterol and triglyceride in blood serum by about 19%. They also noticed that the difference of ratios between high-concentration lipid protein and low-concentration lipid protein before and af- ter the experiment was 36.1%, which indicated that GTP has a potential effect to prevent high blood fat, coronary heart disease and arteriosclerosis.

8) Multiple medicinal effects :
GTP, and especially its catechin derivatives re- strain tumor cells and mutation. Moreover, cate- chin derivatives can also alleviate the detriment of heavy metals to human health, and protect the hu- man body from radiation. A prestigious American company developed foundation liquids containing catechins, and indicates in the description of the cosmetic that it can prevent skin cancer caused by ultraviolet radiation and the pre-aging of the skin.

生物高科技-細胞小分子營養食品 Bio-tech Micro Molecules Nutrition Supplement

D. Health protection effects of grape seed extract:

Grape Seed Extract Proanthocyanidin (GSPE) is the most popular antioxidant on the market to remove free radicals. The absorption rate is over 95%. In Europe, grape seed is called the “cos- metic for the skin that is taken orally.” It is one of the most effective antioxidants that nature gives us. It does not only prevent the early wrinkling of the skin, but nurtures the skin and removes free radicals. 95% contents in clean and pollution-free grape seed extracts are a group of natural substances called Oligomeric Proanthocyanidins.

GSPE is also a natural polyphenol compound that is one of the flavone. [1~4]These compounds are the polymerization of flavanols of different num- bers, heated in acid solutions to produce leucoan- thocyanins or proanthocyanidin, which is also called pycnogenols. [5, 6]The most extensively studied are 5,7,3’,4’-tetrahydroxyflavan-3-o1 in grape seed, i.e. compounds that are polymeriza- tions of (+)-catechin and (-)-epicatechin, which is also called leucocyanidins or procyanidins. [7] is a powerful antioxidant and is usually found in fruit skin or plant stems. It primarily protects the contents in plants that are easily oxidized. As ear- ly as in 1950s, scientists in France were able to extract large amounts of proanthocyanidin from pine barks. As high as 85% of these extracts was proanthocyanidin. In 1970s, it was found that grape seed is a better resource for proanthocyani- din, in which the content of proanthocyanidin is as high as 95%. Studies in the latest decades found that proanthocyanidin is beneficial to the human body in many ways:

A) Prevents the early wrinkling of the skin :

In Europe and America, grape seed extract is con- sidered the “vitamin for skin” and the “cosmetic orally taken.” Skin is a connective tissue, the col- lagen and elastin in the skin play an important role to build its structure. The moderate crosslinking of collagen maintains the intactness of the skin. However, free radicals can cause collagens to over-crosslink, so that wrinkles and cysts appear on the skin. The grape seed extract can help col- lagens to crosslink moderately and remove free radicals, so as to keep the skin smooth and sup- ple. In addition, elastins can be degenerated by free radicals and elastasees, whereas grape seed extract can eliminate free radicals, stop the repro- duction of elastasees or reduce their activeness so as to improve the conditions of the skin.

Researchers [2] have conducted epidemiologic re- sistant studies on grape seed extract, which indi- cated that the ratio of GSPE against IC50 (μmol/L) xanthine oxidase, elastasee, collagenase, hy- aluronidase, and β-Glycuronic acid sugar gluco- side enzyme are respectively 2.4, 4.24, 38, 80 and 1.1. GSPE is very effective in restraining the above-mentioned enzymes.

The grape seed contained in OPCSpa is a natu- ral sun block that protects the skin from ultraviolet harms. Dr. A. H. Arstilla from Finland found in his experiments that the sun can kill 50% human skin cells; but when protected by grape seed, 85% skin cells will survive. Free radical is one of the most important causes for the aging process and many other conditions. It is estimated that 80% to 90% age-related conditions have something to do with free radicals, including cancer, senile dementia, Parkinson’s Disease, skin pigment, cataract and heart diseases. The proanthocyanidin in grape seed repairs the damaged collagen and elastin fibers. Therefore, grape seed protects both from within and from without: preventing the early ap- pearance of wrinkles, and keeping the skin smooth and elastic forever.

B) Removes detrimental free radicals in the body :

In 1980s the effects of free radicals on human health was gradually learned.According to modern medicine and nutriology, free radicals cause many diseases directly or indirectly. The Gradu- ate Student College of France Science Academy conducted an experiment on the effect of GSPE in removing free radicals, and found that GSPE is one of the most effective remover of free radi- cals found by far. Its activeness within the body is incomparable by other antioxidants. Bagchi.D[3] conducted an experiment on mice, comparing the effect of GSPE of protecting TPA-induced liver and brain tissues from the over-oxidation with that of VC, VE and β- carotene. It was found that at a dosage of 100mg/kg BW, GSPE, VC, VE and β- carotene all reduced the amount of reactive oxy- gen produced out of TPA induction, the ratio being

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respectively 70%, 18%, 47% and 16% with the peritoneal macrophage luminescent method, and 65%, 15%, 37% and 19% respectively with the cytochrome restoration method.  Also found was a dosage reaction relationship between GEPS and the production of reactive oxygen in perito- neal macrophage.  The result of the experiment showed that GSPE gives a better protection than other antioxidants against damages caused by oxidization. The epidemiologic studies conducted by Bagchi.D[10] also found similar results.

Free radical is one of the most important causes for aging and many other related diseases. It is estimated that around 80% to 90% age-related conditions have something to do with free radi- cals, including including cancer, senile dementia, Parkinson’s Disease, skin pigment, cataract and heart diseases. Therefore, removing free radi- cals helps much with a healthy body and youthful- ness. Proanthocyanidin in OPCSpa is more than 50 times stronger than Vitamin E and more than 20 times stronger than Vitamin C in fighting free radicals.

Control experiment examining the anti-oxida- tion abilities: Researchers examined the abil- ity of GSPE, VC, VE, β - carotene, superoxide dismutase, catalase and mannitol in removing OH- free radicals and –OH free radicals with the chemical luminescent method and cytochrome C restoration method. The results showed a con- centration reaction relationship between GSPE and its restriction on free radicals. With a concen- tration of 10mg/L, the restriction ability of GSPE over OH- free radicals and –OH free radicals were 78% and 81% respectively. Under the same conditions, these figures for Vc were 12% and 19% respectively, for Ve 50% and 75%, and for superoxide dismutase and catalase when acted jointly about 83% against OH- free radicals, and for mannitol 87% for –OH free radicals. In conclu- sion, GSPE is a much more powerful free radical eliminator than Vc and Ve.

C) Reduces the risk of inflammations in tissues:

Proanthocyanidin in OPCSpa is more than 50 times stronger than Vitamin E and more than 20 times stronger than Vitamin C in fighting free radi- cals.  Proanthocyanidin in OPCSpa reduces the risk of inflammations in tissues by restraining pros- tate gland, cytokinin, histamine, lipoxygenase and cyclooxygenase.

This effect of Proanthocyanidin in GSPE caught the attention of scientists as early as in 1950s. its anti-oxidation ability restrains the synthesis and release of inflammation genes such as histamine, -hydroxytrypamine, prostaglandin, and leukot- riene, and restrains basophilic cell and mast cells in releasing allergic particles, thus improving skin allergy and allergic asthma symptoms effectively. In addition, it can also restrain the activity of HDC, and restrain the effects of hyaluronidase, [21] thus helping with the treatment of arthritis, gastric ulcer and duodenum ulcer.

D) Relieves allergy and allergic reactions :

Proanthocyanidin in GSPE can reduce the release of histamine, and help the redundant histamine within the body to reenter cells. It can also re- strain the degranulation of mast cells, thus allevi- ating conditions such as allergy, asthma and hay fever. OPCSpa is the ideal nutrition supplement recommended by clinicians.

E) Strengthens blood vessels and improves circu- lation :

Proanthocyanidin in GSPE is used to improve the immunity of blood vessels and reduce the perme- ability of capillaries.  Several experiments on cap- illary permeability have proved its anti-oxidation effect and anti-enzyme effect.  [11, 12] With the increase in age, elastin fibers in arteries become hardened because of oxidization, and arterioscle- rosis is a key cause for cerebral and cardio blood vessel diseases among the elderly.  Another key cause for arteriosclerosis and heart diseases is the increase of low-concentration lipid proteins and cholesterol within the body.

Animal tests and clinical tests showed that the proanthocyanidin in GSPE can effectively lower the level of cholesterol and low-concentration lipid protein, prevents the formation of thrombus, and prevents the occurrence of cerebral and cardio blood vessel diseases.  [13]Preuss HG[14] stud- ies also indicated that proanthocyanidin in GSPE, when acting together with cadmium and zinc, can

生物高科技-細胞小分子營養食品 Bio-tech Micro Molecules Nutrition Supplement lower the increase of systolic pressure caused by increase of age among normal rats. In the tests, rats in the control group were given basic feed- stuff, while 5 mg/kg Gr, 18 mg/kg Zn, 260 mg/ kg proanthocyanidin were given into the feed- stuff for rats in the test group. The initial blood pressure of the two groups was both 122mmHg. Seven months later, the ystolic pressure of rats in the control group raised to 140mmHg, whereas in contrast that of the rats in the test group lowered to between 110~114 mmHg during the first few months, and then raised to 120mmHg, which was much lower than in the control group.

Researchers believe that aging and age-related chronic disease have something to do with the glycation of protein/nucleic acid and tissue trau- mas caused by the increase of free radicals.  The resistance of insulin that appears with the increase in age might be the foundation for glycation and the formation of free radicals.  In researches re- garding the effect of GSPE and cadmium and zinc on insulin sensitivity, it is noticed that the effect comes into play be reducing the formation of free radicals.  In addition, with the increase in age, the elastin fibers harden from the oxidization process, which is a main cause of hypertension among the elderly.  Proanthocyanidin in GSPE can lower the blood pressure by improving the elasticity of blood vessels.  Animal tests and clinical studies show that it lowers the blood pressure by lowering the level of cholesterol, reducing the cholesterol sedi- ment on vessel walls and restraining the activity of vessel tension enzymes.

The Proanthocyanidin in OPCSpa can improve blood circulation, restore the capillary functions lost, and strengthen up fragile blood vessels, mak- ing them more elastic. Proanthocyanidin is called the Atherosclerosis Antidote. For those suffering from insufficient artery and vein functions, Proan- thocyanidin could help to ease pain, edema and nocturnal spasm, so that many clinicians recom- mend OPCSpa to their varicosity patients.

F) Improves eyesight :

Researchers conducted experiments on men to examine the effect of Proanthocyanidin on eye fatigue, [22] administering GSPE Proanthocya- nidin 300mg daily to 75 cases those who work permanently before a computer screen. After two months, the relative sensitivity and subjec- tive symptoms evidently improved. In clinical ex- periments on short-sighted cases, 150mg GSPE Proanthocyanidin is administered to 200 cases who suffer from non-inflammation retina changes. After two months, it is reported that the sight of these cases improve greatly [23, 24].

Now, GSPE Proanthocyanidin is used extensively. Its health protection function comes from its abil- ity to remove free radicals.  Besides, it also has great biological potentials.  When combined with collagens, it can stabilize the activity of cell mem- branes and resistant enzymes, which will make it a popular health supplement.

Proanthocyanidin in OPCSpa improves the sight. A clinical research conducted in Europe on 100 cases with no eye conditions discovered that Proanthocyanidin can improve sight under dim light, which means it will be helpful for night driv- ers and computer workers. Doctors in Europe and America also recommend it to their patients who suffer from retina conditions caused by diabetes.

G) Fights cancer :

The cancer-fighting ability of Proanthocyanidin in GSPE has been extensively covered.  The epi- demiologic study by S. S Joshi et al [15] noticed the cytotoxicity of proanthocyanidin on some tu- mor cells.  Used in the study were MCF-7 human breast cancer cells, A-427 human lung cancer cells, CRL1739 human stomach cancer cells and K562 chronic leukemia cells, and the concentra- tion of proanthocyanidin used was 25, 50 mg/L. The observation time point was 0 – 72 h.  When compared with the normal stomach mucous mem- brane and the normal J774A1 urethra epithelium cells, it was found that 25mg/L proanthocyanidin has cytotoxicity against MCF-7 human breast cancer cells, A-427 human lung cancer cells, and CRL1739 human stomach cancer cells. Its restric- tion of cancer cell growth at 24, 48 and 72 h was respectively 7%, 30%, and 43%; at 50mg/L and some time points its restriction against MCF-7 hu- man breast cancer cells was 1%, 30% and 47% respectively; similar effects on A-427 human lung cancer cells and CRL1739 human stomach can- cer cells were observed, but not on K562 chronic

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leukemia cells.  In addition, Proanthocyanidin in GSPE facilitates the growth and survival of normal human stomach mucous membrane and the nor- mal J774A1 urethra epithelium cells.

In studies about the relationship between tobacco and cancer, M.Bagchi et al [16] also explored the protective effect proanthocyanidin has on oxidiza- tion restriction and cell apoptosis of keratinocytes of the human oral cavity induced by smokable to- bacco extracts (STE).  Statistics show that in the US 1/3 of all tumors are tobacco related, oral cav- ity cancer accounting for 3% of all tumors.  In their experiment, they studied the effect of STE on lipid peroxidation (LP), cytochromes restoration (CCR), DNA fraction and cell apoptosis, and evaluated the protective effect of various antioxidants. [Separate and culture cells from the human oral cavity tissue, treat them with STE (0~300 μg/mL) for 24 hours, examine the generation of superoxide anions with CCR, examine tissue oxidization and trauma with LP and DF, and examine the programmed cell ap- optosis with Flow Cytometer.]

The protective effect of 75 μmol/L VC, 75 μmol/L VE, VC+VE and 100 μmol/L GSPE proanthocya- nidin on the above-mentioned traumas were then compared.  After the cells are treated with 300 μg/mL STE, it was observed that LP and DF in- creased by 3.5 to 6 times. When treated with anti- oxidants, the protection was between 34% to 69%. After treated with 100,200, and 300 μg/mL STE, the programmed cell apoptosis increased respec- tively by 9%, 29% and 35%.  After the treatment with antioxidants, the protection increased by 40% to 72%.  Similar results were noticed in LP, CCR and DF experiments.  Results showed that GSPE proanthocyanidin is the most effective antioxidants among all.

H) Prevents radiation :

The free radical theory is a basis for trauma caused by radiation. After radiated, an organism produces from within, which causes lipid peroxidation and other damages.  GSPE proanthocyanidin is ef- fective in eliminating free radicals and restraining damages resulted from oxidization.

According to a test report, [17] mice loaded S180sarcoma were given 60 Co γ local radiation, oral intake of GSPE proanthocyanidin, and local radiation plus oral intake of GSPE proanthocyanidin. 12 days after the loading of tumor cells, the tumor weight, white blood cell amount, spleen lymphocyte conversion and other indices were examined. The result showed that the average tumor weight of the control group was the high- est; the restriction on tumor in the group treated with radiation plus high-dosage proanthocyanidin administration was found higher than the other two groups; the amount of white blood cells in the group singularly treated with radiation was lower than the other two groups. The statistical t and χ2 examinations found great disparity (P<0.05).

The result also showed that compared with the group that did not receive radiation, the MDA lev- els of the other two groups were higher, which ap- parently had something to do with the intensified reaction of lipid peroxidization and the accumula- tion of oxidization products within the body.  The administration of GSPE proanthocyanidin lowered the MDA level, the bigger the dosage, the greater the decrease, which indicated that proanthocya- nidin  restricted  the  lipid  peroxidization  caused by radiation.  This might be the main reason that proanthocyanidin prevents damages caused by radiation.

Russians have long realized the protection proan- thocyanidin has over damages caused by radia- tion.  Russian astronauts have been given a veg- etarian drink rich in proanthocyanidin, which helps them avoid damages from radiation when flying in a spaceship. The explosion of Chernobyl Nuclear Power Station in the Soviet Union resulted in se- rious nuclear pollutions, and many people living nearby were traumatized.  Then a red wine called Crimean was suggested to them – one that rich in proanthocyanidin to alleviate the adverse effects nuclear leakage caused to the human body.

All in all, the protection of proanthocyanidin on ra- diation is drawing more attention.  While bringing people great benefit in their lives and work, such as TV, computer, microwave oven and mobile phone, the development of modern technology is also jeopardizing human health with a bigger exposure to electromagnetic radiation.  Health supplements containing proanthocyanidin to fight against radia- tion damages will have a great future.

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I) Prevents mutation :

1) Test on mitochondrion mutation :
Used Saccharomyces cerevisiae S228C(α- prototroph)cells, and regarded the mutant   of Respiratory Deficient as the manifestation of mi- tochondrion mutation. The occurrence of mutants was recorded. The result shoed that at 0, 0.25 and 0.5mg/L GSPE proanthocyanidin, the occurrence of mutation was respectively 1.7×10-2, 0.9×10-2, and 0.6×10-2, with the ratio between the control group and the test group being respectively 1, 0.5 and 0.35.  It is obvious that GSPE proanthocyani- din can effectively lower the occurrence of mito- chondrion mutation [18].

2) Test on nucleus mutation:
Used Saccharomyces cerevisiae S228C(α - pro- totroph )cells. The number of L - canvanine sen- sitive mutated as L-canvanine tolerant was re- corded. The result showed that at 0, 0.25 and 0.5mg / L GSPE proanthocyanidin, the occurrence of nucleus mutation was respectively 1.95×10-8, 0.25×10-8, and0.15×10-8, with the ratio between the control group and the test group being respec- tively 1, 0.12 and 0.08. The occurrence of nucleus mutation in the test group reduced by 88% to 92% [19, 20].

E. Health effect of pine bark (Pycnogenol) :

Pycogenol is an antioxidant extracted from the bark of the rare Conifer Pinus Pinaster growing along the south coast of France.  Pycogenol is a water - solvent biological flavone extract contain- ing many organic acides, including catechins, pro- cyanidis, taxifolins and phenolic acids. It’s a pow- erful antioxidant that fights against free radicals that damage cells.

Pycogenol strengthens blood vessels, facilitates blood circulation, restrains inflammation, helps bruises to heal, and prevents cells from mutation. It also has the following effects:

1) Makes the skin healthier :
Pycogenol protects the collagen of the skin, keep- ing it elastic and supple. It prevents the early signs of wrinkles, protects the skin against suntan, and prevents acnes and eczema.

2) Mollifies chronic fatigue syndrome :
Pycogenol improves blood circulation within the brain, preventing headache, irritation, difficulty in concentration, insomnia and other chronic fatigue symptoms.

3) Eases premenstrual syndrome :
Pycogenol regulates hormone secretion, balanc- ing the level of free radicals within the body and al- leviating premenstrual conditions, such as anxiety, depression, ache, fatigue and insomnia.

Pycogenol also relieves pains in arthroses.  It re- stores the collagen in the damaged connective tis- sues, improves the activity of the joints, thus eas- ing pains in the arthroses, neck and back.

4) Prevents senile dementia :
After death, cerebral nerve cells will not revive, and free radical is the cause for cerebral cell death. Pycogenol can fight against damages caused by free radicals and delay the aging process.

It is recorded that pine bark was used medically as early as in the thirteenth century.  In the winter of 1534, the French adventurer Jacques Cartier ex- plored Canada in a boat.  On his way, most of his crew died from blood poisoning, and it was lucky for him to meet an Indian who taught them pre- paring tea with pine bark.  This saved many lives. Four hundred years later, pine bark was studied in colleges and was found rich in biological flavo- noids.

F. Heath effects of red wine extract :

Past studies indicated that red wine prevented the attack of heart diseases.  Recently, a research re- sulted published by an American scientist proved that grape skin and grape seed contain a natural chemical substance that prevents cancer.

Scientists extracted a dimmer called β -prccycli- dine from grape skin and seed, and applied it on mice loaded breast cancer.   The result showed that the chemical caused the tumor to shrink.

According to the researchers, presently there are some medicines on the market that can control the development of conditions in estrogen-reliant

Bio-tech Micro Molecules Nutrition Supplement  生物高科技-細胞小分子營養食品

breast cancer cases.  The natural chemical they refined has the same function on restraining the development of breast cancer.  Researchers also indicated that they were quite astounded that they could extract this chemical from natural resources. In addition, the test proved that the extract greatly reduced the size of the breast cancer within the body of all mice tested.  It is even more astonish- ing to know that the tumors in some mice totally disappeared.

Researchers believe that this natural extract is more effective when used for prevention than for treatment, because the cancer-fighting medicines currently existing are quite effective. Therefore, it is suggested that mature females take in this natural compound in their diet, such as red wine [containing 25% to 45% red wine extract], so as to prevent breast cancer when in the future their estrogen level drops.

According to the researchers, amongst females in menopause who suffer breast cancer, 70% cases are caused by a high level of estrogen. There is a treatment to reduce the generation of estrogen by reducing the activity of aromatase, so that breast cancer is forced to stop growing because of the lack of continued supply of estrogen.  The natural substance they extracted from grape functions in much the same way.

Researchers clarified that they recommend red wine to females for the prevention of breast cancer. This does not mean that females are encouraged to drink excessively.  The dosage on mice is half a bottle wine daily.  For healthy females, a glass of wine or some grapes (with the skin and seeds) a day is enough to lower the amount of estrogen in circulation.  When asked why white wine does not have the same effect, researchers said that the materials used in red wine making are intact grapes, i.e. grapes with the skin and seeds, and after the fermenting process the liquid is no longer simply grape juice. In contrast, white wine is often made from grape juice, and without the skin and seeds it does not have the cancer-fighting effect.

G.  How to take OPCSpa :

Take one pill morning and evening. It produces no side effects even after long-term use.

Take continuously ten days for healthy people, and 25 days for those that have any conditions for pronounced health-improving effect.

The dosage can be adjusted according to the physics and health conditions of different people. The dosage can be increased for those who have greater exposure to the sun.

It is normal if you experience headache.  Please be assured that there is no problem in continuing the administration.

H. OPCSpa FAQ

1) What is proanthocyanidin?
All vegetables in nature that have various colors contain proanthocyanidins, therefore it is benefi- cial to our skin and body to eat more fruits and vegetables. However, the proanthocyanidin we take daily is very limited. Scientists discovered that the content of proanthocyanidin in grape seed is as high as 95%. The natural OPCSpa benefits our health greatly.

2) What is free radical?
The free radical theory is an age theory commonly accepted in the science circle. The oxygen we take in has an oxidization effect which produces the detrimental free radicals. Environment pollution, ultraviolet radiation, smoking, pesticide, ozone, alcohol and many chemical drugs will also increase the amount of free radicals within our body, and aging and ailments are thus caused.

3) How does OPCSpa fight free radicals?
Free radical is one of the key causes for aging and many conditions.  It is estimated that around 80% to 90% age or degeneration related diseases have something to do with free radicals, including senile dementia, Parkinson’s Disease, skin spot, cataract, heart disease, and cancer. Therefore, to remove free radicals is key to maintain a healthy and young body.

4) How does OPCSpa protects the skin?
The  proanthocyanidin  in  OPCSpa  restores  the damaged collagens and elastin fibers, and the damage of these two substances is a key factor that causes wrinkles and slackened muscles on the face. Many high-end cosmetics on the market, such as eye creams and sun blocks contain proan- thocyanidin in order to protect the skin against ul- traviolet radiation and the formation of wrinkles.

5) Is it safe to take OPCSpa?
OPCSpa is a safe diet supplement for your health and is free from any toxic effect.  The Pasteur In-

生物高科技-細胞小分子營養食品 Bio-tech Micro Molecules Nutrition Supplement stitute of France and the Cytotest Cell Research of Germany both conducted a thorough study on proanthocyanidin, and proved it is as safe as Vi- tamin C.

6) Is it enough to eat grape seeds?
Grape seed is not tasty and is difficult for the digestion system. Most will be discharged from the body with the excrement, so experts suggest that the grape seeds be grounded, boiled with water for ten minutes and taken. But you will only see the effects after taking in large amounts of such grape seed water.

7) How long will the OPCSpa effects show up?
Most customers see pronounced effects of OPC- Spa in preventing allergy and improving immunity. However, to improve your skin conditions, it re- quires a continued administration of three to six months to see a good result (the period may differ depending on different conditions of individuals).

8) What benefits can OPCSpa bring?
OPCSpa delays aging, improves sight, helps bruises to heal, prevents cancer, reduces the risk of phlebitis and arthritis, prevents prostate con- ditions, alleviates inflammations resulted from sports activities, improves the sexual functions, energizes, improves the functions of the circula- tion system, prevents the worsening of psycholog- ical conditions, reduces the risk of heart diseases, prevents strokes, improves the immunity system, improves allergic conditions, eases fatigue, and prevents cold and flu.  Use it before your aging process begins, so that it will help remove your wrinkles and keep your skin supple and smooth. In addition, OPCSpa is also effective in prevent- ing and improving conditions associated with hay fever.

Based on reports by Researcher Proto F,Carloni C.Meucci B,et al information from other research- ers.

[1] Haslam E.Plant polyphenols [J] .Cambridge University Press.1989,14~15
[2] Masquelier J,Michaud J,Laparra J,et al.Intrenat [J] .J Vit Nutr Res,1979,49:30
[3] D.Bagchi,et al.Protection effects of grape seed proan- thocyanidins and selected antioxidant against TPA-Induced hepatic and brain lipid peroxidation and DNA fragmentation, and peritoneal macrophage activation in mice [J]. Gen. Phar- mac, 1998,30(5):771~776
[4] Bombardelli E. [Z] GB-1,541,549
[5] Indena.S P A.Internal Report(Data on file) [Z]
[6] DA siva R J M,Rigaud J,Cheynier V,et al. [J]. Phytochem- istry,1991,30:1259
[7] Lawrence J P,Liana N.Hrstich and bock G [J].Chan Phyto- chemistry,1986,25:223
[8] D Bagchi,et al.Oxygen free radical scavenging abilities of Vitamins C and Vitamins E,and a grape seed proanthocyani- dins extract in vitro research [J].Communications in Molecular Pathology and Pharmacology, 1997, 95 (2):179~189
[9] Barbier A,Maffrand J P.Savi P. in: Endotelonet unite circulatoire [M].John Libbey (Ed.) Paris - London,1988,39~41
[10] Doutremepuich J D,Baibier A,Lacheretz F. [Z].Lymphol- ogy,1991,24:135
[11] Ross R. [J].Nature,1993,362:801
[12] Preuss HG,et al.Chromium,Zinc,and Grape seed extract(Flavonoids) can overcome age-related increases in SPB normotensive rats [J] .Journal of the American College of Nutrition,1997,16(5):43
[13] S S Joshi,et al.Cytotoxicity of a novel grape seed proan- thocyanidins extract against elected human cancer cells [R]. Second International conference on Natural Antioxidant and Disease June 24~27,1998,Helsinki, Finland
[14] M Bagchi,et al.Comparative protective abilities of Vitamins C and E and a grape seed proanthocyanidins extract(GSPE) on smokeless tobacco-induced oxidative stress and apop- topic cell death in Human Oral keratinocytes [J] .Toxicological Sciences, 1998,922:187
[15] Marmiroli A,Restivo F M,Donnini C,et al. [Z] Molec.Gen. Genet.177,581,1980
[16] Magni G E,von Borstel R C. [Z] . Genetics. 47,1097,1962 [17] Puglisi P P. [Z] Molec. Gen. Genet. 103,248,1968
[18] Godeau R G,Gavignet-jeannin G,Groult N,et al. [J] . Path. Biol,38,608,1990
[19]  Fusi  L,Czimeg  F,Pesce  F,et  al.  [Z]  .Ann  Ott  Clin Ocul.114,575,1998
[20]   Moriconi   S,Bellezza   P   G.   [Z]   .Ann   Ott   Clin Ocul.114,585,1998
[21]  Proto  F,Carloni  C.Meucci  B,et  al.  [Z]  Ann  Ott  Clin Ocul.114,85,1998

【Manufacturer】Made in U.S.A
【Specification】60 capsules/bottle, 500mg/capsule
【Shelf life】2 years
【Caution】 This product cannot replace medication

*These statements have not been evaluated by the Food and Drug Administration. This product is not in- tended to diagnose, treat, cure or prevent any disease.

This product shall be stored at a room temperature (below 26°C or 80°F). The shelf life for this product is two years.
Other matters requiring attention:
˙ Not to expose to high temperature. ˙Not to be placed under the sun or in the overheated trunk. ˙Not to store it in the refrigerator. ˙To tighten the lid after opening, and to finish using the bottle within 45 days. ˙Please check the product before purchasing.